For Immediate Release

Media Contacts:
Jennifer Regnault LivePerson, Inc. (212) 609-4213	Budd Zuckerman Genesis Select Corp. (303) 415-0200

LivePerson Acquires Certain Island Data Assets, Broadens
Large Corporate Client Base

Knowledge Base Product Line Will Strengthen Full Service Communications Platform;
Transaction is Expected to Increase Monthly Revenue By 8%

New York, NY - January 5, 2004 - LivePerson, Inc. (NasdaqSC: LPSN), a leading provider of technology facilitating real-time online customer interaction, today announced that it acquired certain assets of San Diego-based Island Data Corporation in a cash and stock transaction. Island Data is a privately-held provider of hosted customer support software solutions. The deal will transfer all existing Express Response customer contracts of Island Data to LivePerson effective immediately. Island Data's Express Response product provides hosted knowledge base and frequently asked questions (FAQ) services. These capabilities will complement LivePerson's current product offering of chat, email and knowledge base services.

Island Data's customer base includes a cross-section of Global 2000 product, service and software firms including Adobe, Canon U.S.A., Cox Communications and Real Networks, among others, and is expected to increase LivePerson's current monthly revenue by 8%. The contribution to revenue and income from operations from this transaction for the full year 2004 is expected to be approximately $1.0 million and $0.5 million respectively. The purchase price of the transaction is expected to be approximately $3.0 million, of which $0.3 million will be paid in cash.

"There are significant cross-selling opportunities we hope to leverage through this transaction. Many of Island Data's clients can benefit on day one from real-time email and chat sales and marketing capabilities built within the LivePerson solution," said Robert LoCascio, CEO of LivePerson. "LivePerson's traditional clients will also benefit from a more in-depth knowledge base capability across the entire platform."

"We have efficiently integrated acquired customer bases in the past with great success," said Tim Bixby, President and CFO of LivePerson. "This is just the kind of acquisition that enables us to leverage a strong development team, jumpstart a new revenue stream and immediately increase cash flow. We continue to aggressively look for similar opportunities."

"I am pleased to put our award-winning Express Response business in the hands of an established e-service leader," said Norm Williams, CEO of Island Data. "Our customers are long-term partners and many have been with us for several years. As we implement this transition, they can expect the same level of customer focused service from LivePerson."

In conjunction with the transaction, LivePerson will issue approximately 500,000 shares of its common stock to Island Data, which shares will be registered for resale on a Registration Statement on Form S-3, expected to be filed by LivePerson with the Securities and Exchange Commission in January 2004. The shares of common stock issued to Island Data will not be registered under the Securities Act of 1933 and may not be subsequently offered or sold by Island Data in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About LivePerson
LivePerson is a leading provider of technology facilitating real-time online customer interaction. LivePerson's services enable online businesses to communicate securely with Internet users in real time, thereby enhancing the online experience. With real-time solutions consisting of chat, marketing and selling tools, a self-service FAQ product and email management, LivePerson offers clients the opportunity to increase sales, lower customer service costs and increase responsiveness to customer needs. LivePerson is headquartered in New York City.

Forward Looking Statements
Statements in this press release regarding LivePerson, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. The following factors, among others, could cause LivePerson's actual results to differ materially from those described in a forward-looking statement: the limited history of providing the LivePerson services; our limited historical annual revenue and history of losses; the possible unavailability of financing as and if needed; an unproven business model; our dependence on the success of the LivePerson chat service; continued use by our clients of the LivePerson services; potential fluctuations in our quarterly and annual results; risks related to adverse business conditions experienced by our clients; our dependence on key employees; risks related to our international operation, particularly our operations in Tel Aviv, Israel, and the current civil and political unrest in that region; competition for qualified personnel; competition in the real-time sales and customer service technology market; building awareness of the LivePerson brand name; technology systems beyond LivePerson's control and technology-related defects that could disrupt the LivePerson services; our dependence on the growth of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and responding to rapid technological change. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by LivePerson with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

About Island Data
Island Data Corporation was founded in 1995 to deliver products that facilitate web-based information. In 2002, the privately held company pioneered software that performs real-time analysis on customer feedback. Today, Island Data is focused on its premier product, Insight RT?, which is built on the company's patent pending concept recognition technology. Insight RT? captures Web-based customer feedback and unstructured text from various sources, analyzes the content and intent of the feedback, and converts it into insights that can be acted upon in real-time. Island Data targets enterprise companies who are interested in listening to their customers in order to increase sales, customer satisfaction and improve product quality.